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Exhibit 10.6

TO:
ELLORA OPERATING, LP

Attention:        Floyd Trujillo

FROM:              Donna Posthauer

SUBJ: NGP-SPOTNG                    -300688                     17676 ELLORA

LOUIS DREYFUS ENERGY SERVICES LP
CONFIRMATION LETTER
DATE: November 29, 2006

REFERENCE NUMBER:              300688

CONTRACT DATE:    11/28/2006

PERFORMANCE OBLIGATION INTERRUPTIBLE
PIPELINE:	TEXAS EASTERN TRANSMISSION CO.
DELIVERY PERIOD: 12/01/2006 TIM 12/31/2006
BUYER:	LOUIS DREYFUS ENERGY SERVICES LP (LD)
TRADER:	Billy Raster
SELLER:	ELLORA OPERATING, LP
TRADER:	Floyd Trujillo
BROKER:	Direct—No Broker involved.
TOTAL QUANTITY: Natural Gas (dry): 310000 MMBTU Total
PRICE:
During the delivery period, the price for each such calendar day being the "Flow date(s): Midpoint as quoted in Platts Gas Daily in the section titled "Daily price survey ($/MMbtu) under the heading East Texas-North Louisiana Area: Texas Eastern, ETX" MINUS USD 0.012500 per MMBTU.
DELIVERY LOCATION:
TRANSPORTER: TEXAS EASTERN TRANSMISSION CO.

FROM	TO	DAILY QUANTITY	PERIOD TOTAL	DELIVERY POINT	USD/MMBTU FIXED PRICE
12/01/06	12/31/06	3,000	93,000	TETC-72176
12/01/06	12/31/06	4,000	124,000	TETC-73315
12/01/06	12/31/06	3,000	93,000	TETC-73222

PAYMENT TERMS:                    25th of the month following delivery

NOMINATION/SCHEDULING: All nominations must be made sufficiently in advance of the time designated in the pipeline tariff. Nomination and scheduling changes cannot be made after 1/2 hour prior to the deadline designated by the transporting pipeline.

CREDIT TERMS:
Open credit within established credit lines.

CREDIT DEPT.:                    Justice Awuku                    Tel: (203) 761-8135

Invoices shall be sent to:

    LOUIS DREYFUS ENERGY SERVICES L.P.
    20 Westport Road
    Wilton, CT 06897
    Fax: (203) 761-8478

    ATTN: MARIA ARNOLDY
    TEL: 203-761-8031

Notices and all other correspondence shall be mailed of faxed to:

    Louis Dreyfus Energy Services L.P.
    20 Westport Road
    P.O. Box 810
    Wilton, CT 06897-0810
    Fax: (203) 761-8182

    Contract Administration,:
    Brenda Strickland: Tel (203) 761-8017

GENERAL TERMS AND CONDITIONS: This Transaction Confirmation shall be governed by the General Terms and Conditions of the Base Contract for Sale and Purchase of Natural Gas (NAESB Standard 6.3.1 dated April 19, 2002) ("Base Contract"). The Base Contract is incorporated into this Transaction Confirmation by reference. In the event of any inconsistency between this Transaction Confirmation and the Base Contract, this Transaction Confirmation will govern. This Transaction Confirmation evidences a complete binding agreement between the parties as to the terms of the Transaction set forth above and, subject to any special terms, the parties' agreement to have this Transaction governed by the Base Contract. All provisions contained or incorporated by reference in the Base Contract will govern this Transaction Confirmation including the following provisions offered in the Base Contract which the parties hereby select:

Section 1.2	Transaction Procedure:	Oral
Section 2.5	Confirm Deadline:	2 Business Days
Section 3.2	Performance Obligation:	SPOT Standard
Section 2.26	Spot Price Publication	Gas Daily Midpoint
Section 6	Taxes:	(See Below)
Section 7.2	Payment Date:	25th Day of Month following Month of Delivery
Section 7.7	Netting	Netting Applies
Section 10.3.1	Early Termination Damages	Early Termination Damages Apply
Section 10.3.2	Other Agreement Setoffs:	Other Agreement Setoffs Apply
Section 14.5	Choice of Law:	New York
Section 14.10	Confidentiality	Confidentiality Applies

In addition to the above, the parties agree amendments to the NAESB Base Contract:

Section 2.8 ("Contract Price") is amended by adding the following sentence at the end thereof: "Contract Price shall include all Taxes which Seller is obligated to pay on or with respect to the Gas pursuant to Section 6."

Section 3.2 (both Cover Standard and Spot Price standard) is amended by substituting as the beginning of the first sentence the words: In addition to any liability for Imbalance Charges, which shall not be recovered twice by the following remedy, the exclusive and sole remedy of the parties in the event of a breach of a Firm or Interruptible obligation to deliver or receive gas shall be recovery of the following:"

Section 3.2 (Spot Price Standard) is amended by inserting "or Keep Whole Interruptible" after "a Firm" in the first line.

"Keep Whole Interruptible" means that either party may interrupt its performance at any time for any reason, whether or not caused by an event of Force Majeure, except such interrupting party may be responsible for (i) any Imbalance Charges as set forth in Sections 2.20 and 4.3 of the Base Contract;

and (ii) the amount that would be calculated pursuant to the Spot Price Standard and Section 2.26 as amended for the period that such party interrupted the delivery of receipt of Gas.

Section 6 (Buyer Pays At and After Delivery Point) is amended by deleting the third sentence in its entirety and inserting the following language: "However, if Buyer is required by law to pay Taxes imposed on the Gas at and prior to the Delivery Points, Buyer shall make such payment and shall reduce the Contract Price payable to Seller by a like amount. If Buyer is legally required to remit such Taxes to the collecting authority, then Buyer shall do so and shall withhold the Taxes so paid on Seller's behalf from payments otherwise due to Seller hereunder."

Section 6 (Seller Pays Before and At Delivery Point) is amended by deleting the third sentence in its entirety and inserting the following language in its place: "However, where Buyer is required by law to pay such Taxes, Buyer shall make such payment and shall reduce the Contract Price payable to Seller by a like amount. If Buyer is legally required to remit such Taxes to the collecting authority, then Buyer shall do so and shall withhold the Taxes so paid on Seller's behalf from payments otherwise due to Seller hereunder."

14.12 INDEX TRANSACTIONS. The following provisions shall be applicable to Transactions where the Contract Price for a Transaction is determined by reference to a third-party information source or where the Spot Price is applied:

to the following

14.12.1 MARKET DISRUPTION. If a Market Disruption Event (as defined below) occurs during the Determination Period (as defined below), the Floating Price (as defined below) for the affected Trading Days) (as defined below) shall be determined pursuant to the Floating Price specified in the Transaction for the first Trading Day thereafter on which no Market Disruption Event exists; provided, however, that if the Floating Price is not so determined within three Business Days after the first Trading Day on which the Market Disruption Event occurred or existed, then the Parties shall negotiate in good faith to agree on a Floating Price (or a method for determining a Floating Price), and if the Parties have not so agreed on or before the twelfth Business Day following the first Trading Day on which the Market Disruption Event occurred or existed, the Floating Price shall be determined in good faith by LDES by taking the average of two or more dealer quotes. "Market Disruption Event" means, with respect to any Price Source (as defined below), any of the following events (the existence of which shall be determined in good faith by LDES). (i) the failure of the Price Source to announce or publish information necessary for determining the Floating Price; (ii) the failure of trading to commence or the permanent discontinuation or material suspension of trading in the relevant options contract or commodity on the Exchange (as defined below) or in the market specified for determining a Floating Price; (iii) the temporary or permanent discontinuance or unavailability of the Price Source; (iv) the temporary or permanent closing of any Exchange specified for determining a Floating Price; or (v) a material change in the formula for or the method of determining the Floating Price. "Price Source" means, in respect of a Transaction, the publication (or such other origin of reference, including an Exchange) containing (or reporting) the specified price (or prices from which the specified price is calculated) in the relevant Transaction. "Floating Price" means the Contract Price specified in a Transaction that is based upon a Price Source. "Exchange" means, in respect of a Transaction, the exchange or principal trading market specified in the relevant Transaction. "Determination Period" means each calendar Month a part or all of which is within the Delivery Period of a Transaction. "Trading Day" means a day in respect of which the relevant Price Source published the Floating Price.

14.12.2 CORRECTIONS TO PUBLISHED PRICES. For purposes of determining the relevant prices for any day, if the price published or announced on a given day and used or to be used to determine a relevant price is subsequently corrected and the correction is published or announced by the person responsible for that publication or announcement, either Party may notify the other Party of (i) that correction and (ii) the amount (if any) that is payable as a result of that correction. If a Party gives Notice that an amount is so payable, the Party that originally either received or retained such amount will, not later than two Business Days after the effectiveness of that Notice, pay subject to any applicable conditions precedent, to the other Party that amount, together with interest at the Interest Rate for the period from and including the day on which payment originally was (or was not) made to but excluding the day of payment of the refund or payment resulting from that correction.

Section 14.13 (Arbitration) Any controversy or claim arising out of or relating to this contract or the breach hereof shall be settled by arbitration in New York, New York before three arbitrators. The arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Each Party shall appoint an arbitrator and the third arbitrator, who shall chair the tribunal, shall be selected by the party-appointed arbitrators. Each arbitrator shall possess the experience, education and knowledge required to competently determine the matters involved in the dispute or claim. The arbitration award shall be final and binding. Any interim or final award shall be rendered by written decision with a reasoned explanation of the basis of the decision. The arbitrators are not empowered to render any award other than monetary damages or to award damages inconsistent with the provisions of his Contract, any Transaction or in excess of compensatory damages. Each Party shall bear its own costs and attorneys* fees in connection with the arbitration and the Parties shall share equally the costs of the arbitrators and any hearing expenses.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Transaction Confirmation and returning it to us.

If this description is contrary to our verbal agreement, please notify LD immediately. Please confirm your agreement by signing and returning this confirmation to fax (203) 761-8182.

Your failure to notify LD of any discrepancy within 48 hours of receipt of this notice constitutes your agreement to the transaction as described above.

If applicable to the parties to this Contract, the Equal Opportunity Clause set forth in 41 C.F.R. 60-1.4(a) and the Affirmative Action clauses for Disabled Veterans and Veterans of the Vietnam Era and for Individuals with Disabilities set forth at 41 C.F.R. 60-250.4 and 60-741.5 are incorporated by reference as part of this contract.".

LOUIS DREYFUS ENERGY SERVICES L.P.
BY:	LOUIS DREYFUS ES GP LLC ITS GENERAL PARTNER
BY:	Deemed Signed
Accepted and confirmed:
ELLORA OPERATING, LP
By:	/s/ FLOYD TRUJILLO
Name: Floyd Trujillo
Title: Gas Marketing Manager
Date: 11/30/06

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  Exhibit 10.6